News Release

NV Energy Completes California Distribution and Generation Asset Sale

LAS VEGAS, Jan 1, 2011 – NV Energy, Inc. (NYSE: NVE) announced that its wholly-owned subsidiary, Sierra Pacific Power Company d/b/a NV Energy (NV Energy) completed the sale of its California electric distribution and generation assets, originally announced in April 2009, to California Pacific Electric Company (CalPeco), a company jointly owned by Algonquin Power & Utilities Corporation (TSX: AQN) and Emera Inc. (TSX: EMA).  CalPeco will do business as Liberty Energy-California Pacific Electric Company.

At closing, NV Energy received total cash consideration of approximately $132 million, which includes a premium on the net rate base of the assets, plus a net working capital adjustment.  NV Energy said it will use the proceeds to strengthen the company’s balance sheet and reduce the need to raise capital to fund investment in utility infrastructure.

The company had previously said it was selling its California assets in order to concentrate on its business in the State of Nevada, where it serves approximately 97 percent of all electric customers in the state. Approximately 47,000 California customers were receiving electric service from NV Energy at the close of the sale.

Headquartered in Las Vegas, NV Energy, Inc. is a holding company whose principal wholly-owned subsidiaries, Nevada Power Company and Sierra Pacific Power Company, are doing business as NV Energy. Serving a 54,500-square-mile service territory that stretches north to south from Elko to Laughlin, NV Energy provides a wide range of energy services and products to approximately 2.4 million citizens of Nevada as well as approximately 40 million tourists annually.

This press release may contain forward-looking statements regarding the future performance of Sierra Pacific Power Company d/b/a NV Energy (“the Company”) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, current and prospective financial conditions, earnings and liquidity, prospective business conditions, regulatory factors, and dividend restrictions in the Company's financing agreements. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its quarterly reports on Form 10-Q for the periods ending March 31, 2010, June 30, 2010 each as amended by Form 10-Q/A, and September 30, 2010 and its Annual Report on Form 10-K as amended by Form 10-K/A for the year ended December 31, 2009. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE NV Energy, Inc.